Rule 424(b)(2)
                                                Registration No. 333-60474


PRICING SUPPLEMENT NO. 2 dated June 29, 2001
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                        LEHMAN BROTHERS HOLDINGS INC.
                        Medium-Term Notes, Series G
                Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PRY9

ISIN:                           US52517PRY96

Common Code:                    013232296

Specified Currency:             US Dollars

Principal Amount:               US$1,000,000,000.00

                                Total                   Per Note

Issue Price:                    US$1,000,000,000.00     100.00%

Agents' Commission:             US$3,500,000.00         0.35%

Proceeds to Lehman Brothers
        Holdings:               US$996,500,000.00       99.65%

Trade Date:                     June 29, 2001

Original Issue Date:            July 5, 2001

Stated Maturity Date:           July 6, 2004

Amortizing Note:                [   ] Yes       [X] No

Amortization Schedule:          Not Applicable



[   ]   Fixed Rate Note         Interest Rate per Annum:         %

[X]     Floating Rate Note      [   ]  CD Rate
                                [   ]   Commercial Paper Rate
                                [   ]   Federal Funds Rate
                                [X]     LIBOR Telerate
                                [   ]   LIBOR Reuters
                                [   ]   Treasury Rate:
                                        Constant Maturity [  ] Yes   [  ] No
                                [   ]   Prime Rate
                                [   ]   J.J. Kenny Rate
                                [   ]   Eleventh District Cost of Funds Rate
                                [   ]   Other:  __________________________

Initial Interest Rate:                  4.22%

Spread:                                 40bp
-or-
Spread Multiplier:                      Not Applicable

Maximum Interest Rate:                  Not Applicable

Minimum Interest Rate:                  Not Applicable

Index Maturity:                         3 months

Interest Rate Determination Dates:      2 London business days prior to each
                                        Interest Reset Date

Interest Reset Dates:                   Each October 5, January 5, April 5 and
                                        July 5, commencing on October 5, 2001

Interest Payment Dates:                 Each October 5, January 5, April 5 and
                                        July 5, commencing on October 5, 2001

"Accrue to Pay":                        [X] Yes [   ] No

Interest Rate Calculation Agent:        Citibank, N.A.

Optional Redemption:                    The Note may not be redeemed prior to
                                        Stated Maturity at the option of Lehman
                                        Brothers Holdings.

Optional Repayment:                     The holder of the Note may not elect
                                        repayment of the Note by Lehman
                                        Brothers Holdings prior to Stated
                                        Maturity.

Extension of Maturity:                  Lehman Brothers Holdings may not extend
                                        the Stated Maturity Date of the Note.

Form of Note:                           [X] Book-entry only (global)
                                        [   ] Certificated

Depository:                             The Depository Trust Company

Authorized Denominations:               $1,000 or any larger whole multiple


Clearance and Settlement

Each global certificate representing the Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Socit Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.


Underwriting

Subject to the terms of a Purchase Agreement, dated as of June 29, 2001, between Lehman Brothers Holdings and Lehman Brothers Inc., Prudential Securities Incorporated and U.S. Bancorp Piper Jaffray Inc. (collectively, the "Agents"), Lehman Brothers Holdings has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:
                                                        Principal Amount
                Agents                                  of the Notes

                Lehman Brothers Inc.                    $   980,000,000
                Prudential Securities Incorporated           10,000,000
                U.S. Bancorp Piper Jaffray Inc.              10,000,000
                Total                                   $ 1,000,000,000

Under the terms and conditions of the Purchase Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken. The Agents propose to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price less a concession not in excess of 0.200% of the principal amount of the Notes.
The Agents may allow, and the dealers may reallow, a discount not in excess of 0.125% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Lehman Brothers Holdings has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.


Lehman Brothers Holdings Inc.

By:     /s/ John Buckley
Name:   John Buckley
Title:  Authorized Officer